Exhibit 99.1
FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports First Quarter 2006 Financial Results In Line with
Expectations
Conference Call Will Provide New ADVEXIN Clinical Data and Regulatory Update
AUSTIN, TX, May 10, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended March 31, 2006, reporting progress during the period in its research and development and clinical trial programs.
During the quarter ended March 31, 2006 Introgen used cash, cash equivalents and short-term investments of $5.7 million to conduct its operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $30.1 million at March 31, 2006.
Revenue was $225,000 for the quarter ended March 31, 2006, compared to revenue of $624,000 for the quarter ended December 31, 2005 and $509,000 for the quarter ended March 31, 2005. Operating expense was $8.8 million for the quarter ended March 31, 2006, which includes $2.2 million of expense related to stock options resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $7.7 million for the quarter ended December 31, 2005, including $527,000 of expense related to stock options and $7.0 million for the quarter ended March 31, 2005, including $88,000 of expense related to stock options.
Introgen reported a net loss of $8.2 million, or $0.22 per share, for the quarter ended March 31, 2006. These results compare to a net loss of $6.7 million, or $0.19 per share, for the previous quarter ended December 31, 2005 and a net loss of $6.2 million, or $0.20 per share, for the comparable quarter ended March 31, 2005.
New ADVEXIN Data
During the conference call Introgen will present new data from its ADVEXIN clinical trials in recurrent head and neck cancer showing that ADVEXIN therapy was correlated with statistically significant increased durable tumor growth control and survival in this poor prognostic group of patients. In recurrent head and neck cancer, an abnormal p53 pathway detected by high p53 levels in tumor tissue is associated with a poor prognosis to standard therapy. In ADVEXIN Phase 2 clinical trials, this biomarker of abnormal p53 function identified patients most likely to benefit from ADVEXIN treatment that restores p53 pathway activity.

New Developments Discussed
Introgen will discuss other recent developments and announcements, including its decision to make ADVEXIN therapy available on a compassionate use basis for patients with Li-Fraumeni Syndrome cancers. Li-Fraumeni Syndrome (LFS) is an inherited genetic disorder that greatly increases the risk of developing several types of cancer typically with initial occurrence at a young age. The majority of LFS families have inherited mutations in the p53 tumor suppressor gene. The treatment of Li-Fraumeni tumors with ADVEXIN p53 represents therapy targeted to the molecular defect underlying the cause and progression of these malignancies. Cancers resulting from this syndrome are due to abnormal p53 function that is directly addressed by ADVEXIN’s mechanisms of action.
FDA News Release
During the conference call reference will be made to an FDA announcement made during the reporting quarter. The referenced FDA document can be accessed online at:
www.fda.gov/bbs/topics/news/2006/NEW01316.html
The company will also discuss filings for European registration of ADVEXIN under European Medicines Evaluation Agency (EMEA) Exceptional Approval provisions. These submissions are being made by Gendux, AB, Introgen’s wholly owned subsidiary based in Stockholm, Sweden.
Quarterly Conference Call
Introgen has scheduled a conference call to discuss its financial results at 4:30 p.m. Eastern Standard Time today . Introgen invites interested investors to listen to the call and view the accompanying slide presentation, descriptive of portions of the clinical data discussion, which will be carried live on its website at www.introgen.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679-7372. For those unable to listen to the broadcast the call will be archived on Introgen’s website.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	MARCH 31,	DECEMBER 31,
	2006	2005
	(Unaudited)
	(Thousands)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	27,378	33,122
MARKETABLE SECURITIES	2,764	2,892
OTHER CURRENT ASSETS	282	297
PROPERTY AND EQUIPMENT, NET	5,859	6,181
GRANT RIGHTS ACQUIRED	0	163
OTHER ASSETS	321	326

TOTAL ASSETS	$36,604	$42,981

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,662	$6,782
NOTES PAYABLE, NET OF CURRENT PORTION	7,683	7,784
OTHER LONG TERM LIABILITIES	1,358	1,404

TOTAL LIABILITIES	15,703	15,970

TOTAL STOCKHOLDERS’ EQUITY	20,901	27,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,604	$42,981

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2006	2005
	(Thousands except per share information)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$225	$509

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	5,046	5,239
GENERAL AND ADMINISTRATIVE	3,796	1,810

TOTAL OPERATING EXPENSES	8,842	7,049

LOSS FROM OPERATIONS	(8,617)	(6,540)
INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	398	309

NET (LOSS)	($8,219)	($6,231)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.22)	($0.20)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	37,180	30,741